Exhibit 21.1

List of Subsidiaries

Company Name	Country or State of Incorporation/Formation

GSA Gestions Sportives Automobiles S.A.	Switzerland
Ferrari/Central East Europe Gmbh	Germany
Ferrari North America Inc. U.S.A.	U.S.A.
Ferrari Ge.D. SpA	Italy
Ferrari Australasia Pty Ltd	Australia
Ferrari Far East Pte Ltd	Singapore
Ferrari Brand SpA	Italy
Ferrari South West Europe Sarl	France
Ferrari North Europe Ltd	United Kingdom
Scuderia Ferrari Club Scarl	Italy
Ferrari Financial Services SpA	Italy
Ferrari Management Consulting (Shanghai) Co. Ltd	People’s Republic of China
Ferrari Japan Kk	Japan
Mugello Circuit SpA	Italy
Ferrari Maserati Cars Internation Trading (Shanghai) Co. Ltd	People’s Republic of China
Fondazione Ferrari	Italy
Iniziativa Fiorano Srl	Italy
410 Park Display Inc. U.S.A.	U.S.A.
Ferrari Financial Services AG	Germany
Ferrari Financial Services Japan KK	Japan
Ferrari Financial Services Inc.	U.S.A.
Senator Software Gmbh	Germany
Fondazione Casa Natale Di Enzo Ferrari	Italy
Nuova Didactica S.C.A.R.L	Italy
C.R.I.T. Srl	Italy
Consorzio Servizi Balocco	Italy